CLECO CORPORATE HOLDINGS LLC	EXHIBIT 21

Subsidiaries of the Registrant as of December 31, 2019

SUBSIDIARIES OF REGISTRANT OR ORGANIZATION	STATE OF INCORPORATION
Attala Transmission LLC	Louisiana
CLE Intrastate Pipeline Company LLC	Louisiana
Cleco Cajun LLC	Louisiana
Cleco Evangeline LLC	Louisiana
Cleco Generation Services LLC	Louisiana
Cleco Katrina/Rita Hurricane Recovery Funding LLC	Louisiana
Cleco Midstream Resources LLC	Louisiana
Cleco Power LLC	Louisiana
Cleco Support Group LLC	Louisiana
Diversified Lands LLC	Louisiana
Oxbow Lignite Company, LLC (50% interest)	Delaware
Perryville Energy Partners, L.L.C.	Delaware
South Central Generating LLC	Delaware